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                                                                   EXHIBIT 10.94


                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

            IN RE:                          Case Nos. 00-3299/99(MFW) and
                                                      99-2889(MFW)

              CORAM HEALTHCARE CORP. and
              CORAM RESOURCE,               824 Market Street
                                            Wilmington, Delaware 19801

                           Debtors.         December 27, 2002
                                            2:09 p.m.









                          TRANSCRIPT OF OMNIBUS HEARING
                        BEFORE HONORABLE MARY F. WALRATH
                      UNITED STATES BANKRUPTCY COURT JUDGE






            APPEARANCES:

            For the Debtors:               Young, Conaway, Stargatt &
                                            Taylor, LLP
                                           By: KEVIN M. PROFIT, ESQ.
                                           The Brandywine Building
                                           1000 West Street, 17th Floor
                                           P.O. Box 391
                                           Wilmington, DE 19899







            For Chapter 11                 Schnader, Harrison, Segal &
            Trustee:                         Lewis, LLP
                                           By: RICHARD A. BARKASY, ESQ.
                                               BARRY E. BRESSLER, ESQ.
                                               JOSEPH J. DEVINE, ESQ.
                                           1600 Market Street, Suite 3600
                                           Philadelphia, PA 19103

                                           Weir & Partners, LLP
                                           By: JOHN YORK, ESQ.
                                           824 Market Street, Suite 1001
                                           P.O. Box 708
                                           Wilmington, DE 19899

            Audio Operator:                Anissa Boddie


         Proceedings recorded by electronic sound recording, transcript produced by transcription service.





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          APPEARANCES:    (Cont'd)


          For U.S. Trustee:                     Office of the U.S. Trustee
                                                By: DON A. BESKRONE, ESQ.
                                                J. Caleb Boggs Federal Building
                                                844 King Street
                                                Wilmington, DE 19801


           For Committee of
           Unsecured Creditors:                 Obermayer, Rebmann, Maxwell &
                                                    Hippel, LLP
                                                By: DOROTHY M. CLAEYS, ESQ.
                                                    CATHERINE McELDOWNEY, ESQ.
                                                One Penn Center
                                                1617 John F. Kennedy Boulevard
                                                19th Floor
                                                Philadelphia, PA 19103

                                                Richards, Layton & Finger, P.A.
                                                BY: ETTA WOLFE, ESQ
                                                One Rodney Square
                                                P.O. Box 551
                                                Wilmington, DE 19899

                                                The Bayard Firm
                                                By: ERIC M. SUTTY, ESQ.
                                                222 Delaware Avenue
                                                Suite 900. P.O. Box 25130
                                                Wilmington, DE 19899

           For Option Care/                     Blank, Rome, Comisky & McCauley,
           Young's Medical:                       LLP
                                                By: JASON W. STAIB, ESQ.
                                                Chase Manhattan Center
                                                1201 Market Street Suite 800
                                                Wilmington, DE 19801



           For Equity Committee:                Saul Ewing, LLP
                                                By: MARK MINUTI, ESQ.
                                                222 Delaware Avenue, Suite 1200
                                                P.O. Box 1266
                                                Wilmington, DE 19899

                                                Jenner & Block, LLC
                                                By: DAVID J. BRANFORD, ESQ.
                                                    C. STEVEN TOMASHEFSKY, ESQ.
                                                One IBM Plaza
                                                Chicago, Ill 60611



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APPEARANCES:    (Cont'd)


For Feinberg and                   Klett, Rooney, Lieber & Schorling
Cerberus:                          By: KERRI K. MUMFORD, ESQ.
                                   The Brandywine Building
                                   1000 West Street, 14th Floor
                                   Wilmington, DE 19801

                                   Schulte, Roth & Zabel, LLP
                                   By: MICHAEL L. COOK, ESQ.
                                   919 Third Avenue
                                   New York, NY 10022



Counsel to Senior                  Weil, Gotshal & Manges, LLP
Noteholders:                       By: ALAN B. MILLER, ESQ.
                                   767 Fifth Avenue
                                   New York, NY 10153

For Donald J.                      Phillips, Goldman & Spence, P.A.
Anaral, et al.:                    By: MICHAEL F. DUGGAN, ESQ.
                                   1200 North Broom Street
                                   Wilmington, DE 19806

                                   Wilson, Sonsini, Goodrich, & Rosati
                                   By: JARED L. KOPEL, ESQ.
                                   650 Page Mill Road
                                   Palo Alto, CA 94304

For MiniMed, Inc.:                 Seitz, Van Ogtrop & Green, P.A.
                                   By: KEVIN GUERKE, ESQ.
                                   222 Delaware Avenue
                                   Suite 1500, P.O. Box 68
                                   Wilmington, DE 19899

For Verizon Wireless:              White and Williams, LLP
                                   By: MARC S. CASARINO, ESQ.
                                   824 North Market Street
                                   Suite 902
                                   Wilmington, DE 19801

For Opnet:                         Morris, Nichols, Arsht & Tunnell
                                   By: GREGORY W. WERKHEISER, ESQ.
                                   1201 North Market Street
                                   P.O. Box 1347
                                   Wilmington, DE 19899


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APPEARANCES:    (Cont' d)

For Lehnei's Orthotics:           Cozen & O'Connor
                                  By:   SHELLEY KINSELLA, ESQ.
                                  Chase Manhattan Centre
                                  1201 N. Market Street
                                  Suite 1400
                                  Wilmington, DE 19801

For Coram Prescription            Fox, Rothschild, O'Brien & Frankel, LLP
Services, et al.:                 By:  ANDREW N. BONEKEMPER, ESQ.
                                  1250 South Broad Street
                                  Suite 1000, P.O. Box 431
                                  Lansdale, PA 19446


For Coram Alternate               Fox, Rothschild, O'Brien & Frankel, LLP
Services, et al:                  By:   DAVID A. GRADWOHL, ESQ.
                                  1250 South Broad Street
                                  Suite 1000, P.O. Box 431
                                  Lanedale, PA 19446


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         THE CLERK: Please rise.

         Be seated.

         MR. YORK: Your Honor, I am John York of Weir & Partners, local counsel for the Chapter 11 Trustee in the Coram Healthcare matter.

         THE COURT: Okay.

         MR. YORK: We would prefer that Healthcare proceed, the Arnet proceeding, if that's all right with Your Honor.

         THE COURT: That's fine.

         MR. YORK: This afternoon Mr. Barry Bressler and Mr. Richard Barkasy of the law of Schnader Harrison, and both of whom have been admitted pro hac in this matter will handle the agenda for the Chapter 11 Trustee.

         THE COURT: All right.

         MR. YORK: Thank you.

         MR. BRESSLER: Good afternoon, Your Honor.

         THE COURT: Good afternoon.

         MR. BRESSLER: Barry Bressler for Arlin Adams, Chapter 11 Trustee.

         We have continued matters one and continued matters two which relate to motions regarding proofs of claim. Continued matter three, the Trustee filed a motion to reject an executory contract for Daniel Crowley's employment. The Equity Committee has opposed the motion. We've granted Mr. Crowley and his counsel additional time to reply to the motion. So




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         that's going to be continued.

         THE COURT: All right.

         MR. BRESSLER: On uncontested matters, we have asked for an extension of time and filed a Certificate of No Objection regarding 11:365(d)(4) for more time on real estate leases.

         THE COURT: Well, was that submitted to chambers?

         MR. BRESSLER: And I believe that that was submitted to chambers, Your Honor.

         THE COURT: Well, if was it will be entered in the ordinary course.

         MR. BRESSLER: Thank you, Your Honor.

         THE COURT: I do have that, but it was delayed because it did not have the docket numbers on it. So please note the docket numbers and the date filed so that it can be processed.

         MR. BRESSLER: Thank you, Your Honor. We'll submit an order including those.

         THE COURT: I have it. I'll just handwrite it in.

         MR. BRESSLER: There are two contested matters in Healthcare, number five and number six, and we would prefer to take number six first and then number five.

         Number six relates to the issuance of preferred stock and a debt for equity exchange and number five has to do with the motion of Jenner & Block.



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THE COURT: All right. You can go ahead with number six first.

         MR. BRESSLER: Thank you, Your Honor.

         You will recall and you have heard previously, and indeed it's almost the exact anniversary of two prior requests for debt for equity exchange to comply with Stark Two. The prior two hearings, in fact, were on December 28th of 2000 and December the 27th of 2001.

         The Trustee today requests permission to allow a conversion of approximately $147 million worth of notes for preferred B stock. It could turn out to be as little as 144 million. The request was for up to all of the remaining notes for preferred stock.

         Your Honor I believe is familiar with Stark Two and I would request that you take notice of the prior hearings before you and the prior testimony. The 3rd Circuit - -

         THE COURT: Well, are there any objections to the motion?

         MR. BRESSLER: There is an objection, Your Honor, and I will get to that in a minute. There is one objection by the Equity Committee. It is not an objection to the conversion, it is an objection to the terms of - - to some of the terms of the conversion. And essentially some of the objections are the same as the prior year.

         THE COURT: Well, does the Equity Committee object to


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                                                                               9

my considering the testimony and evidence presented at the prior hearings on this?

         MR. BRADFORD: We do not, Your Honor. David Bradford from Jenner & Block. Your Honor, Mr. Levy was unable to be here today but on behalf of the Equity Committee we have no objection Your Honor's considering the evidence and arguments from the parties.

         THE COURT: Okay.

         MR. BRESSLER: And with that said, Your Honor, I will deal then and expedite directly to the objection and to the points taken up in the objection. And then there is other counsel that would like to speak to same.

         THE COURT: Well, was a written objection filed?

         MR. BRADFORD: Yes, there was, Your Honor. We have a - -

         THE COURT: I don't have a copy of it.

         MR. BRADFORD: We'd be happy to tender a copy to the Court if that would be helpful.

         THE COURT: Please do.

         MR. BRADFORD: And apologize for any difficulty as to why that did not reach Your Honor.

         MR. BRADFORD: I tender to the Court if the Court will excuse the fact that it's a three-hole punch.

         THE COURT: That's fine.

         MR. BRADFORD: Thank you, Your Honor.


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         THE COURT: All right. The Trustee may proceed.

         MR. BRESSLER: Thank you, Your Honor.

         Indeed, as Your Honor looks at this, you will find that the first seven pages are sort of prose dealing with some of the background of the case and some problems that the Equity Committee has repeatedly expressed regarding Mr. Crowley, which really aren't terribly relevant to today's request for conversion. There are then starting on Page 8 -- or starting at the bottom of Page 7, continuing on Page 8, five specific bullet point objections to terms of the deal. And I would like to address those and then I believe counsel for the noteholders will address those also.

         In passing, I would like to say in general about the prose, one of the Equity Committee's objections is, and it's sort of an innuendo that the Trustee has unduly delayed this to create another end-of-the-year emergency. In fact, that is not correct and we would take umbrage with that. As Your Honor may know, in connection with a debt for equity conversion we need third-quarter figures. We need investment banker work on both valuation of the enterprise under Fazby and of the preferred stock that was not available until the beginning of December. I kept Mr. Levy advised of where we were and rather than filing this on essentially no notice, we filed it ten days in advance and provided as much information as we could. We have, in fact, since December been negotiating with the noteholders.





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         THE COURTS Well, why didn't you file it?

         MR. BRESSLER: The accountant --

         THE COURT: Why didn't you file it in early December?

         MR. BRESSLER: We did not have the numbers, Your Honor. And, in fact, up until this week we did not have the numbers because the accountants have been, and still are, dealing with the final numbers. So we didn't know the exact amount. We told Mr. Levy there would be a conversion motion. And there is no objection from the Committee on converting. It just has to do with terms, not even numbers, but the same terms that have been objected to in prior years essentially.

         There are five points that Equity has objected to. Taking them in order. They are objecting to language that says that the preferred stock will remain superior to the common stock in connection with any plan of reorganization. The noteholders are giving up almost all of their debt here. They will be down to nine or $10 million worth of debt. They have requested disposition. We have negotiated with them. We believe this is the law anyway. The Johns Mansville case says that that, in fact, is the law and we don't think we're giving them any more than they would be entitled to as a matter of law.

         Second objection is to the default date which in the term sheet says that if the company hasn't exited from bankruptcy by June the 30th, it would be a default. That is



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                                                                              12

the same provision that's been in the last two plans. It is a request and a requirement of the noteholders in negotiations. We think it's reasonable. Equity has recently filed a plan in this case. The Trustee believes he will be in a position to file a plan by the end of February and intends to file a plan by the end of February. And that is a date that's been there before and is nothing really new. It seems realistic and if it is not realistic, there's no indication that the noteholders would not extend that default date.

         The third objection is as to the interest rate, the coupon the preferred stock. After negotiations it's 15 percent which is the same as it has been in the past. The Trustee would be happy if that were a lower number. The noteholders have contended that it should be a higher number. The Court has in the past, at least on one of the two occasions clearly, and possibly on the second one, reserved the right to revisit the dividend rate at the plan confirmation and if the Court were to do that here, the Trustee certainly would have no problem with that other than that the noteholders have told us that they believe that under those circumstances they would ask for a higher rate to properly reflect their risk and we certainly would not want the rate to go any higher.

         The fourth objection is that the "new preferred shares" include conversion of approximately 23 million -- 23.8 million of accrued but unpaid interest. In both of the prior



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conversions there was accrued but unpaid interest that was converted and those numbers being included take us up to the number that will leave $75 million worth of equity. The note-holders have required that the conversion include the interest as long as there's a possibility that Equity may get something in a plan, and the Trustee has agreed to that.

         The last objection is an objection by the Equity Committee to a waiver of jury trial clause that we and the noteholders and the company all believe is a waiver of jury trial only to actions regarding the note exchange agreement. The Equity Committee sees something more in it and is worried that it's a waiver of jury trial in some other action that they may have. Nobody else believes that that is there, so we think the objection is not well founded.

         And with that, Your Honor, without a long recitation, without the granting of the conversion, the company would not be in compliance with Stark Two and as of January the 1st would not be able to continue in business, continue to have its referrals, continue to employ its employees and continue to serve its customer patients.

         I have with me today Joe Devine who is a Schnader securities lawyer who has worked intimately on the, both the term sheet and the loan documents, the draft loan documents, and the draft exchange documents, and would be able to testify or answer any questions that Your Honor may have.



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         I also have with me and would like to hand up, if I may approach, a slightly modified term sheet to the one that accompanied the motion.

         THE COURT: All right. You may hand that up.

         What are the modifications?

         MR. BRESSLER: There is a modification on the second page regarding eliminating as a triggering event a change in the board and recognizing that as long as the Chapter 11 Trustee is in place, that will not be a triggering event for a default. That is the major one I am aware of. There may be small ones that Mr. Devine could address.

         MR. DEVINE: Good afternoon, Your Honor. The only other change appears on the second page which is to clarify that the Series B cumulative preferred will vote essentially along with the Series A equally and in addition will be subject to an aggregate voting limitation or cap, if you will, of 49 percent in the aggregate of the total voting rights of common Series A and Series B.

         THE COURT: All right.

         MR. BRESSLER: And as a non-securities lawyer, Your Honor, I should explain that this year the request is to convert to Series B rather than Series A preferred because the Series B is subordinating and therefore is a lower value and allows the requirement of $75 million worth of equity to be more easily met and that's why it's being done that way, to



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comply with Stark Two.

         THE COURT: All right. Any comments by the Equity Committee?

         MR. BRADFORD: Yes, Your Honor. David Bradford again. We have objected to this motion. We don't object to conversion. We do object to the additional benefits and extraction of value which should be unnecessary for the note-holders to do what their self-interest would compel them to do. In prior years, Your Honor, you provided, and I'm quoting from last year's order, "Any rights conveyed by this order or entitlement as a preferred shareholder, just as any rights as a note-holder, are subject to a plan, to the terms of a plan which may be confirmed by the Court." The provisions this year seem to trump the provisions of a plan. They have in here a provision that their rights will persist even if a plan is approved. That's new from last year. It seems to want to do an end-run around the terms and conditions that have been approved in the past and the condition that this proceeding, which is done at the 11th hour, once again, not be used as a ruse to extract additional value from the company without any type of hearing or any type of process.

         They are this time asking for $23 million of interest to be converted into the preferred equity and to earn a 15 percent dividend. That is --

         THE COURT: Wasn't that done with respect to the



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prior?

         MR. BRADFORD: There were lesser amounts of interest that were converted in prior years. Your Honor, and again, subject to the proviso that I just identified which is everything is subject to ultimate determination as part of a plan. This is post-petition interest. From our standpoint they're not entitled to post-petition interest and we may have valid objections to that post-petition interest.

         What we see them as trying to accomplish today in yet the third of these last minute take-it-or-leave-it scenarios is we have to accept the $23 million of interest essentially -- omitting or avoiding any type of objections to that interest, any right to object in the hearing on those objections because the interest not only becomes equity, but under the terms of this particular proposal, unlike prior years, they make a specific provision that their rights will trump relative to any plan, at least insofar as their superiority to equity goes.

         And we also have serious question this year, Your Honor, as to how the amounts have been determined. And we have before the Court no meaningful information about that subject. What is puzzling to us is that as of the end of last year there was $78 million of equity. The 10-2 that was filed and is public for the third quarter reflects $86 million of equity. We understand that there is an issue of impairment of goodwill which may give rise to some type of Stark Two problem. But



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that is, as Your Honor is certainly aware, an issue that requires fairly sophisticated judgment and is highly depended upon information furnished by the company regarding its own operations. The notion that this level of conversion is necessary this year is particularly suspect given the fact that the company has and will earn over $30 million in EBITA this year and a very significant net income. There's no apparent reason why there has been impairment of equity, let alone impairment that would warrant their taking $23 million of otherwise questionable interest and converting it into preferred -- or rather converting it into equity and then essentially trying to trump any resolution of their rights under a plan. And I would note in that regard that we have filed a plan a short while ago which we hope to go forward on early next year.

         So we believe that more of a showing is required before it can be determined whether this year there is a necessity in order to comply with Stark Two to convert --

         THE COURT: Okay.

         MR. BRADFORD: -- the interest into equity.

         THE COURT: All right.

         MR. BRADFORD: And that that's showing simply has not been made here and we would request that any relief, first of all, be subject to and not prejudice the rights of the Equity Committee to object to the allowance of the post-petition



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interest as part of any plan.

         THE COURT: You've made that point.

         MR. BRADFORD: Okay. Thank you, Your Honor.

         And further, obviously that all of the terms and conditions be subject to the plan. I do think on the jury trial issue that with the clarification that that jury trial waiver, which is written differently than in years past, it's not intended to have a scope beyond the waivers in years past and we can put that issue to one side. But respectfully, we would request that all other provisions must, in fact, be subject to the terms and conditions of a plan as ultimately determined by this Court.

         THE COURT: All right. All right.

         MR. BRADFORD; Thank you, Your Honor.

         MR. BRESSLER: Your Honor, the noteholders will respond, but I just wanted to respond briefly.

         From the Trustee's point of view, from the company's point of view, and especially from the noteholders' point of view, we would all have liked to have done as small a conversion as possible. No one wanted to do a conversion of this magnitude, but the CPA's, after long negotiations, have told us to comply with FAS-142 and the capital impairment that this was required to maintain the equity cushion necessary for them to certify regarding Stark Two.

         I do have with us today --



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                            Victor - Direct/Bressler                          19

                  THE COURT: Well, do you have them here to present testimony on that point?

                  MR. BRESSLER: I have with me Mr. Victor from the investment bankers to present testimony if Your Honor would like to hear it.

                  THE COURT: Yes.

                  THE CLERK: Please state your full name.

                  THE WITNESS: Jay Scott Victor, V-i-c-t-o-r.

                            JAY SCOTT VICTOR, SWORN

                  THE CLERK: Please have a seat.

                               DIRECT EXAMINATION

BY MR. BRESSLER:

Q.       Mr. Victor, could you tell us by whom you're employed?

A.       I'm the managing director of SSG Capital Advisors, L.P.

Q. And could you tell us what SSG and what EMB'S relationship to Arlin Adams, Trustee and to Coram is?

A. Yes. Judge Adams employed both SSG and EMB, which is Ewing, Monroe, Beamis, as his investment bankers and financial advisors in this Chapter 11 proceeding.

Q. Approximately how many professionals have been working on this engagement?

A.       Seven.

Q.       And what has the purpose of your efforts been thus far?

A. Thus far they have been to do an enterprise valuation for the company, Coram, under FAS-142 and also to enable the

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                            Victor - Direct/Brassier                          20

         company with that enterprise valuation to comply with Stark Two.

Q. In that capacity have you also interacted with the company's accountants?

A.       Yes, we have.

Q. And have you interacted with the financial staff of Coram Healthcare Corp. and Coram, Inc.?

A.       Yes.

Q. As a result of the work that you have done, have you recommended to the Trustee and to the company the extent of the exchange after calculations made internally required this year to comply with the Stark Two requirements?

A.       Yes, based upon an enterprise valuation.


Q. And is the exchange that has been presented to the Court and the amounts of the exchange that which is necessary to yield a remaining equity cushion of approximately 76 to $77 million when completed?

A. Yes. Up to the principal amount of the indebtedness on the senior notes.

                  MR. BRESSLER: Your Honor, I would prefer not to go into Mr. victor's personal CV and background.

                  THE COURTS: Well, that's not necessary.

Q. In your opinion and in SSG's opinion, is the exchange necessary in the amount set forth to comply with Stark Two this year?





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                           Victor - Direct/Bressler                           21

A.       Absolutely.

                  MR. BRESSLER: Cross examine.

                  MR. BRADFORD: Cross examine, Your Honor?

                                (No response)

                                CROSS EXAMINATION

BY MR. BRADFORD:

Q. Sir, when you mentioned the information came from the financial staff of Coram, would that include the management of Coram as presently constituted?

A. Yes. Primarily all communications regarding the enterprise valuation were with Scott Danitz, the CFO, and Jerry Reynolds, the controller.

Q.       And who do they report to?

A.       Corporate governance-wise they report to Dan Crowley, the CEO.

Q. And Mr. Crowley in turn may have an interest in the resolution of these issues, is that correct?

A. I'm not sure. This was really only focus for the past three or four weeks on an enterprise valuation to do the FAS-142 and also for Stark Two compliance. We really had no communications directly with Mr. Crowley concerning that.

Q. Have you actually determined the amount of conversion that is necessary in order to comply with Stark Two?

A. As an exact number, no. But based on the spread of the enterprise valuation, within a range, yes.


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                             Victor - Cross/Bradford                          22

Q. And does that enterprise valuation depend upon a determination as to an impairment of goodwill?

A.       Yes.

Q. And approximately how much goodwill have you determined may be impaired?

A.       That is actually a number that's coming from the accountants.

Q. And in turn aren't the accountants giving the number or the basis for reaching that number principally from individuals under the direction of Mr. Crowley?

A. They are, but they're also reaching their own independent conclusions. But the internal information is coming from the company.

Q. Do you know of any reason why the Equity Committee could not have information from or otherwise have conversations with the accountants on those subjects?

A.       I'm not aware.

Q. Do you know of any reason why the Trustee's counsel, Mr. Bressler, would represent that it would spook the accountants if the Equity Committee were to have conversations with them on this subject?

                  MR. BRESSLER: I'll object to the form, Your Honor.

                  THE COURT: Overruled.

A. I really don't know. We only had direct conversations and direct contact with the accountants maybe on three or four





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                             Victor - Cross/Bradford                          23

         conference calls. So the accountants certainly have to certify what's going on by year-end. So I can understand why Mr. Bressler said that. But we've been dealing primarily with both the accountants and management. So it's difficult for me to answer your question.

Q. You're not in a position today to make an independent determination of the amount of conversion necessary to comply with Stark Two independent of information related to you by the accountants, is that correct?

A.       With respect to the goodwill write-down, that's correct.

Q. And do you know of any reason why the conversion would not be effective to comply with Stark Two were it to be accomplished on the same terms and conditions as in years past, that is to provide that the terms and conditions of the conversion are ultimately subject to the determination of a final plan of reorganization by this Court in its discretion?

A. Well, I think you're calling for a legal conclusion that I'm not really being called upon as an expert to answer. But our job was to come up with the enterprise valuation so that the company would be able to file the FAS-142 and comply with Stark.

Q. So understanding the limits of your engagement and the limits of your knowledge, as you testify today, you have no basis to represent to this Court or anyone else that it would impede or preclude compliance with Stark Two if the Court were





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                             Victor - Cross/Bradford                          24

         to impose the same term and condition as was imposed in each of the prior two conversions with respect to the ultimate determination of issues being made by a plan of reorganization?

A. As long as the appropriate amount of senior notes are converted to Series B preferred stock on a cumulative basis, no.

                  MR. BRADFORD; If I might have just one moment, Your Honor.

                                     (Pause)

                  No further questions, Your Honor.

                                  EXAMINATION

BY THE COURT

Q. You testified that the conversion necessary was the principal amount of the notes.

A. Within the range, yes. Within the range of the enterprise valuation, we have opined that up to the full amount of the principal amount of the notes, and perhaps interest, will have to be converted to Series B cumulative preferred stock. And no precise number has been arrived at at this exact moment.

Q.       When will it be arrived at?


A. Obviously early next week. We are waiting for final internal information from the CFO to do that. We have arranged that we have gone through for the past several weeks, but as to the exact numbers, we're waiting on the final November financial figures from the company.





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                              Victor - Cross/Miller                           25

                           THE COURT: Okay. Anybody else?

                           MR. MILLER: A few?

                           THE COURT: Yes, Mr. Miller.

                                CROSS EXAMINATION

BY MR. MILLER:

Q. Good afternoon. My name is Alan Miller; Weil, Gotshal & Manges and I represent Goldman, Sachs and Foothill Capital.

                  As part of your effort, did you also have to provide a valuation of the Series A and proposed Series B preferred stock?

A.       Yes, that's being worked on.

Q.       And does that relate to the amount of debt that has to be written off?

A.       It does.

Q.       Or converted, I should say.

A.       Yes.

Q. So that the higher the value -- would I be correct in assuming that the higher the value of the Series A or Series B preferred stock, the more debt would have to be converted?

A.       Yes.

Q.       So that's a third part of this equation.

A.       That is a third part of this equation.

Q.       Thank you.

                  As an investment banker, are you familiar with the rates of equity returns on publicly-held companies?





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                                                                              26


A.       Yes, to a degree.

Q. And can you tell us an approximate range of the equity return that an investor would require of a Series A or Series B preferred stock in a company like Coram?

A.       For a company in this particular financial condition?

Q.       Yes:

A.       I would say it would be well above 15 percent.

Q.       Would it be above 20?

A.       Yes.

Q.       Would it be above 25?

A.       Yes.

                  MR. MILLER: Thank you.

                  THE COURT: Anybody else?

                  All right. Thank you. You may step down.

                  All right. Did the noteholders or debtor or Trustee wish to present any further evidence or argument?

                  MR. MILLER: I would like to address some issues, if I may, Your Honor.

                  THE COURT: Yes.

                  MR. MILLER: First, let me say I know of no provision in the term sheet, nor can I find any reference in the Equity Committee's objection, to an allegation that the terms of the preferred will survive confirmation of a Chapter 11 plan of necessity.

                  So I'm somewhat mystified and I can't really respond


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                                                                              27

on that issue because I know of no such provision.

         As to the 15 percent rate of return, the Equity Committee is changing position. And I would refer, Your Honor, to a transcript of a hearing before Your Honor two years ago tomorrow in which then counsel for the Equity Committee referring to the economics of the proposed transaction made the following statement. It's on Page 15 of that transcript. And it said, and I quote at Line 16: "We are prepared" -- excuse me. "We are willing to live with the economic terms they propose, even though we think they are too generous."

         "The following year we had another go-around and at that point they changed position and said we thought the 15 percent dividend rate," and I'm reading from Page 4, Line 9 and 10, "there's a 15 percent dividend in these terms that was too high last year." So the noteholders, having relied in year one, and relied on Your Honor's order in year two, which did nothing to derogate from the 15 percent return, are back again. And Mr. Bressler correctly stated, "If we're going to open up the issue as to what the appropriate rate is, we will seek a much higher rate because the equity risk here is significantly greater, particularly when we are being asked to convert most, if not all, of our remaining senior debt guaranteed by one debtor and issued by the other."

         To move on, because you have a lot of people here today, Your Honor. We believe a plan will have to deal with


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whatever debt is remaining and it will have to deal with our preferred stock. It may be that it will be left in place. It may not be. We'll see.

         As for the June 30 complaint. June 30 was the date set in our 2000 terms. June 30 was the date set in the 2001 terms. And coincidentally, June 30 is the date set by the Equity Committee in the plan they filed late last week or early this week as a drop-dead date. So I guess if it's good enough for them, it should be good enough for us.

         Now, let's talk about accrued and unpaid interest. If this company is determined to be insolvent, we should not get interest. That's the law. But then we don't have to worry about the equity. That's all I need to say about that. If it's solvent and they have any role in this case, then we're entitled to interest right up to the point of solvency. That's the law. It's the law under
726. It's the law in Chapter 11.

         THE COURT: But you are agreeing that all these issues can be dealt with at the plan confirmation - -

         MR. MILLER: It will have to be because that's when the valuation that will predominate - -

         THE COURT: Right.

         MR. MILLER: -- will occur.

         I don't think we need to talk about trial by jury waiver. We don't see it as referring to anything. I think they've now conceded that.



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                                                                              29

         The last remaining issue is our request, which the Trustee has agreed to, to confirm that in connection with any plan of reorganization that the preferred stock is superior to common stock which I think is a matter of law, and in this case, and Coram Healthcare's only asset is the common stock of this company, that the preferred stock would prime the common stock in that company as well.

         And so, Your Honor, we think that most, if not all of these objections, really have no merit. They do reflect some change in position. And we will deal with these issues at the appropriate time to the extent they're not dealt with today.

         Thank you.

         THE COURT: All right.

         MR. BRADFORD: May I respond briefly, Your Honor?

         THE COURT: Yes.

         MR. BRADFORD: Thank you.

         Your Honor, I'm heartened by what I think are some of the agreements that I've heard that this conversion can be and shall be subject to the terms of any plan of reorganization or liquidation that might be confirmed by this Court and would simply add as well that it should be a condition of the conversion that if it's determined subsequent thereto that some or all of the debt or interest did not need to be converted in order to comply with Stark Two, that that simply ought to be unwound nunc pro tunc starting with the interest so that there



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                                                                              30

is no ability needlessly to transform the interest into equity in order to accomplish this.

         We think that the 15 percent rate is a red herring as long as it's subject to the final terms and conditions of the plan. And as to the provision that indicates that their rights shall be superior to equity in connection with any plan, that does apparently seek to pre-determine any claim for equitable subordination in connection with a plan.

         And I believe as in years past, the order ought to make clear, as Your Honor did on the record previously and as the public statement that they made following the last hearing acknowledged, that all interests and rights are subject to recharacterization or redetermination as part of a final plan of reorganization.

         And with those qualifications, which have governed in years past, I think that the objections that we've identified and a clarification about the jury trial issue, that those objections would have been addressed.

         MR. BRESSLER: Your Honor, there are two things that Mr. Bradford just said that I take umbrage with, and one is critical.

         As part of the negotiations between the Trustee and the accountants, for the past two weeks the accountants have insisted and will not opine in a way necessary to comply with the FAS regulation and to allow the Stark Two conversion, that


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                                                                              31

the agreement must say, and we've been arguing with the language, but in essence that the stock conversion is irrevocable. So the thought that there's a nunc pro tunc would put us out of compliance with Stark and out of compliance with the FAS.

         THE COURT: Well, what is wrong with my giving authority to convert up to the number that the accountants say is necessary versus approving now a complete conversion?

         MR. BRESSLER: No problem with that, Your Honor.

         THE COURT: All right.

         MR. BRESSLER: In fact, that's what we're seeking. I just wanted to make it clear on the record --

         THE COURT: well, it's not clear. I think what you're seeking is a set amount and that if more is needed, that I authorize more. But it's not the reverse. I think I'll authorize only the amount necessary to reach the $75 million equity cushion.

         MR. BRESSLER: And that would be fine, Your Honor. In fact, we have a revised order that I would hand up which is the same order that Your Honor had with a correction as to a spelling and a correction as to an apostrophe. If Your Honor wants to mark it up or otherwise alter it.

         And the second issue is in years past, so that Your Honor does know, on the first exchange the term sheet provided for a 11.2 million of unpaid interest to be converted. So



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                                                                              32

that's happened in years past.

         And just lastly, we are presuming that Your Honor is aware of it, but in a non-precedential opinion in the First vs. Feinberg, Cerberus, Partners. et cetera case, the 3rd circuit has commented on the debt for equity exchanges to take place in connection with Stark Two and specifically did state that debt equity exchanges could take place only at the option of the noteholders, hence the negotiation with the noteholders on the term. And I will hand up a copy of the opinion to Your Honor if you would entertain it.

         THE COURT: You may.

         MR. BRESSLER: The paragraph I am referring to is the large middle paragraph on the third page where the -- actually, I'm sorry, it's the fourth paragraph where the 3rd Circuit did state: "The impression at issue that Coram had no options available to it, other than bankruptcy for Stark Two compliance, is not misleading. The only alternative option identified by appellants is a debt equity exchange like the one that eventually occurred after the bankruptcy plan was rejected by the Bankruptcy Court. However, debt equity exchanges could take place only at the option of the noteholders."

         MR. MILLER: The words "equitable subordination" got my attention as you, I'm sure --

         THE COURT: You're shocked that that's an issue?

         MR. MILLER: I am. I am because we've been through



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                                                                              33

two of these. This is the third. And one of the specific provisions of your prior order was that our rights, defenses to any equitable attack on the noteholders would be preserved and we would be treated as though we were noteholders. And as Your Honor is aware under Section 510 you cannot subordinate debt to equity. You can only subordinate debt to other debt.

         And that's also another change of position because I'll read you Mr. Low's comments from the year 2000 at Page 19 of that transcript at Line 17. "We're not here to take control of the case during the Chapter 11 period, but we don't want a preferred stock that has no rights" -- excuse me, this is my comments --

         THE COURT: Yes.

         MR. MILLER: -- "and that can be crammed down simply because we're converting from debt to equity to solve a regulatory problem."

         At Page 25 Mr. Low responded: "We're not trying to cram down the preferred," that's Line 16. And then at page 28 he said: "We do not wish to take advantage of them." I think it's quite clear that equitable subordination would be only applicable and helpful if they could cram us down and if they could take advantage of us.

         And I submit that your prior orders preclude that and that the proposed order this year is a mere continuation of the practice in the past.


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                                                                              34

         Your Honor, we don't want to convert. We'd be thrilled to keep $142 million of our debt. We've been asked to do this by the Trustee. We're prepared to do this. We think doing this preserves the value of this company, the value of these estates, the jobs, the customers' relationships, et cetera. But if Your Honor -- if they could find a way to do this without our converting one dollar, we'd be thrilled and the less we have to convert, the happier we are.

         Thank you for the time.

         THE COURT: All right.

         MR. BRADFORD: Your Honor, if I might briefly with respect to the form of any relief and order here. I believe that Your Honor referred to the possibility of the relief being limited to the amount that's actually necessary and we would suggest that that's a more appropriate standard than a standard that simply says what the accountants say is necessary. Because we do believe it's important that the Equity Committee have some opportunity to gain information from the accountants. And to the extent that the numbers presented by the accountants raise questions, that we be permitted some opportunity to get information from the accountants and to communicate with the accountants - -

         THE COURT: Well, the problem is is December 27th. I assume that that cannot be accomplished by the end of the year.

         MR. BRADFORD: Agreed. And all I think we're talking





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                                                                              65

         THE COURT: All right. We'll stand adjourned then.

         MR. PROFIT: Thank you, Your Honor.

                                      *****


         MR. BRESSLER: Your Honor, if I may --

         THE COURT: Yes.

         MR. BRESSLER: -- in Coram Healthcare, I'm sorry.

         THE COURT: Do you have the order?

         MR. BRESSLER: We have the order. There's been one additional interlineation in the first paragraph to include the words "subject to the Court's comments on the record." And with that I would ask permission to approach.

         THE COURT: You may.

         All right. I'll enter that order then.

         MR. BRESSLER: Thank you, Your Honor.

         If possible, we would like to try and get a copy today since we need to get it out to the West Coast.

         THE COURT: I don't know if there's anybody left to docket it, but I'll ask.

         MR. BRESSLER: Thank you, Your Honor.

         THE COURT: All right. We'll stand adjourned.

         COUNSEL: Thank you, Your Honor.

                                     *****

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                                                                              66

                                  CERTIFICATION

         I, PATRICIA A. KONTURA, certify that the foregoing is a correct transcript to the best of my ability, from the electronic sound recording of the proceedings in the above-entitled matter.




/s/ PATRICIA A. KONTURA                   Date:  January 5, 2003
--------------------------
PATRICIA A. KONTURA
J&J COURT TRANSCRIBERS, INC.





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